Exhibit 10(3)
AMENDING AGREEMENT

THIS AMENDING AGREEMENT (this "Agreement"), dated as of March 1, 2003, is by and between by and between ProGas Limited, a Canada corporation ("Seller"), and Northeast Energy Associates, A Limited Partnership, a Massachusetts limited partnership ("Buyer") (each a "Party", and collectively the "Parties").

WITNESSETH:

WHEREAS, Seller and Buyer are parties to a Gas Purchase Contract (the "NEA Base Contract"), dated as of May 12, 1988, as amended by an Amending Agreement, dated as of April 17, 1989, and by a Second Amending Agreement, dated as of June 23, 1989, and by a Amending Agreement, dated as of November 1, 1991, and by Amending Agreement and a Letter Agreement, both dated as of July 30, 1993, each of which is attached hereto as Appendix A, pursuant to which Seller sells natural gas to Buyer for consumption at Buyer's 300 MW natural gas-fired electrical and steam generation facility located in Bellingham, Massachusetts (the "Facility");

WHEREAS, by written notice to Seller, dated October 28, 1989, Buyer exercised its option pursuant to the NEA Base Contract, to increase the Daily Contract Quantity under the NEA Base Contract to a total of 35,957 Mcf per day, with an equivalent heating value of at least 35,418 MMBtu (the "Base Quantity");

WHEREAS, by written notice to Seller, dated July 2, 1991, North Jersey Energy Associates, A Limited Partnership ("NJEA") exercised its option pursuant to a Gas Purchase Contract (the "NJEA Contract"), dated as of May 12, 1988, as amended April 17, 1989, June 23, 1989, November 1, 1991 and July 30, 1993, between Seller and NJEA, to direct the delivery of 13,603 Mcf per day, with an equivalent heating value of at least 13,399 MMBtu, of the Daily Contract Quantity (the "Directed Quantity") under the NJEA Contract to the Facility for purchase by Buyer pursuant to the terms and conditions (other than those relating to pricing) of the NEA Base Contract;

WHEREAS, Seller and NJEA are parties to a Termination Agreement, dated as of August 9, 2002, pursuant to which Seller and NJEA agreed to terminate the NJEA Contract subject to the satisfaction of the conditions precedent contained therein;

WHEREAS, Seller and Buyer are parties to a Letter Agreement Confirming NEA Gas Pricing (the "Pricing Letter Agreement"), dated as of October 2, 2002, pursuant to which Seller and Buyer confirmed their agreement regarding the pricing terms and mechanisms applicable to the Directed Quantity under the NEA Base Contract, notwithstanding any termination of the NJEA Contract; and

WHEREAS, for purposes of administrative convenience and to provide for the transfer of the Directed Quantity to NJEA's New Jersey facility upon agreement of the Parties, Seller and Buyer desire to bifurcate the NEA Base Contract, pursuant to this Agreement, into two separate agreements between the Parties: the NEA Base Contract, as amended pursuant to this Agreement, to govern the purchase and sale of only the Base Quantity (the "New NEA Base Contract") and a separate and distinct gas purchase contract (the "NEA Supplementary Contract") to govern the purchase and sale of the Directed Quantity in accordance with the terms and conditions set forth in Appendix B hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning attributed to such terms in the NEA Base Contract.

2. Effective Date. This Agreement shall be effective as of the date hereof; provided, however, the amendments contained in Sections 3 through 12 and Sections 14 and 15 of this Agreement shall be effective on the Consent Date.

3. NEA Base Contract Daily Contract Quantity. Section 1.11 of the NEA Base Contract is hereby amended and restated in its entirety as follows:

1.11 The term "Daily Contract Quantity" shall mean 35,957 Mcf of natural gas per day, with an equivalent heating value of at least 35,418 MMBtu's, during the periods in which Buyer is entitled to request delivery of gas hereunder for Buyer's cogeneration facility. The Daily Contract Quantity shall be adjusted as required to assure daily deliveries to the Point of Delivery of such Btu equivalent value. The Daily Contract Quantity shall be subject to adjustment pursuant to Sections 3.03, 3.04, 3.07 and 3.09 of Article III.

4. Commercial Date. Section 1.19 of the NEA Base Contract is hereby amended and restated in its entirety as follows:
1.19 The term "Commercial Date" with respect to Buyer's cogeneration facility shall mean November 1, 1991.

5. Commencement of Firm Deliveries. The Parties hereby acknowledge and agree that Seller commenced firm deliveries of gas to the Facility under the New NEA Base Contract and the NEA Supplementary Contract as of the Commercial Date.

6. Inability to Take Daily Contract Quantity. The first sentence of Section 3.03 of the NEA Base Contract is hereby amended to read as follows:

"If on any day during the term hereof Buyer is unable to take the full Daily Contract Quantity from Seller for use in Buyer's cogeneration facility, Buyer agrees, if operating and regulatory circumstances permit, to purchase gas from Seller ratably with the average of purchases pursuant to Buyer's other gas contracts for Buyer's cogeneration facility (including other contracts with Seller)."

7. Contract Price. Section 7.01 of the NEA Base Contract is hereby amended and restated in its entirety as follows:

7.01 Upon commencement of deliveries hereunder and thereafter for the term hereof, the price to be paid by Buyer for natural gas service for Buyer's cogeneration facility (the "Price") shall consist of a Monthly Demand Charge, determined in accordance with Section 7.03 of this Article VII, and the Commodity Charges per MMBtu determined in accordance with Section 7.04 of this Article VII.

8. Base Price. The Parties hereby ratify and confirm that the Base Price under the New NEA Base Contract for the year 2003 is U.S. $4.3666 and that the Base Price under the NEA Supplementary Contract for the year 2003 is U.S. $4.1435.

9. Buyer's Address. Buyer's address set forth in Section 15.03 of the NEA Base Contract is hereby deleted and replaced with the following:
Northeast Energy Associates, A Limited Partnership c/o FPL Energy, LLC 700 Universe Boulevard P.O. Box 14000 Juno Beach, FL 33408

10. Conditions Satisfied. The Parties hereby agree that, with respect to the NEA Base Contract, each of the conditions and obligations set forth in Article II thereof have been satisfied or performed by the Party obligated to do so or waived by the Party entitled to waive such condition or obligation.

11. Inoperative Provisions. Article V and Sections 6.03 and 7.05 of the NEA Base Contract shall be of no further force and effect for the remainder of the term of the NEA Base Contract.
12. Ratification. The NEA Base Contract, as amended by this Agreement, is in full force and effect and is hereby ratified and confirmed.

13. Intent to Create Separate NEA Supplementary Contract. The Parties hereby agree to enter into the New NEA Base Contract and the NEA Supplementary Contract, each of which shall be effective as of the Consent Date. The NEA Supplementary Contract shall contain the terms set forth in Appendix B and shall constitute a separate and independent contractual obligation of each Party.

14. Severable Performance. The Parties' performance obligations under the New NEA Base Contract shall for all purposes be separate and distinct obligations from the obligations of the Parties under the NEA Supplementary Contract. A Party's obligations under the New NEA Base Contract shall be enforceable independently of such Party's obligations under the NEA Supplementary Contract. For example, the determination of the amount of gas purchased by Buyer from Seller, the Annual Contract Quantity and the Annual Triggering Quantity, shall be calculated independently, and not cumulatively, under the New NEA Base Contract and the NEA Supplementary Contract.

15. Severable Application of Default and Termination. The New NEA Base Contract and the NEA Supplementary Contract are separate and discrete obligations of the Parties. A default by a Party under either the New NEA Base Contract or the NEA Supplementary Contract shall not automatically constitute a default under the other contract and the termination of one contract shall not, in and of itself, affect the existence, validity or continuity of the other contract.

16. Representations and Warranties.

(a) Each of the Parties hereby represents and warrants that it has the necessary authority to enter into this Agreement and that this Agreement constitutes a valid, binding and legally enforceable obligation of each Party.

(b) The Parties hereby acknowledge and agree that, as of the date hereof, that no breach, default or event of default has occurred or exists under the NEA Base Contract.
(c) The Parties hereby acknowledge and agree that, as of the date hereof, that no payment or performance dispute of any kind exists under the NEA Base Contract.

(d) The Parties hereby acknowledge and agree for the benefit of each other that, as of the date hereof, each Party's obligations, including, without limitation, payment obligations (except for payment obligations relating to gas delivered during the period from February 1, 2003 through the day preceding the Effective Date, for which invoices have not yet been rendered as of the date hereof), have been performed in due course and that each Party is in compliance with all material terms of the NEA Base Contract.

17. TCPL Consent; Effective Date. Seller shall use commercially reasonable efforts to obtain, within 30 days from the date hereof, the written consent (the "Consent") of TransCanada Pipelines, Inc. ("TCPL") to the amendments of the NEA Base Contract set forth herein, to the extent required pursuant to Section 6.3 of that ProGas/TransCanada NE Assignment Agreement dated on or about July 30, 1993. The New NEA Base Contract and the NEA Supplementary Contract shall be effective as of the date of such Consent (the "Consent Date"), a copy of which shall be delivered to Buyer promptly upon receipt by Seller, together with a letter from Seller confirming the Consent Date.

18. Headings. The headings used throughout this Agreement are inserted for reference only, and are not to be considered or taken into account in construing the terms or provisions of any section hereof nor to be deemed in any way to qualify, modify or explain the effect of any such provisions or terms.

19. Governing Law. This Agreement shall be construed in accordance with the laws of the Province of Alberta. Buyer and Seller agree that in no event shall this Agreement be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods.

20. Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which shall be deemed an original hereof, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP By: Northeast Energy, LP its General Partner By: ESI Northeast Energy GP, Inc. its Administrative General Partner
By:	NATHAN E. HANSON

Name: Title:	Nathan E. Hanson Director
PROGAS LIMITED
By:	LEE LUNDE

Name: Title:	Lee Lunde President

Appendix A to Amending Agreement
NEA Base Contract, as amended prior to the date hereof

Appendix B to Amending Agreement
NEA Supplementary Contract

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that all provisions of the New NEA Base Contract are incorporated by reference mutatis mutandis into the NEA Supplementary Contract, except as follows:

1. Daily Contract Quantity. Section 1.11 of the NEA Supplementary Contract shall read in its entirety as follows:

1.11 The term "Daily Contract Quantity" shall mean 13,603 Mcf of natural gas per day, with an equivalent heating value of at least 13,399 MMBtu's, during the periods in which Buyer is entitled to request delivery of gas hereunder for Buyer's cogeneration facility. The Daily Contract Quantity shall be adjusted as required to assure daily deliveries to the Point of Delivery of such Btu equivalent value. The Daily Contract Quantity shall be subject to adjustment pursuant to Sections 3.03, 3.04, 3.07 and 3.09 of Article III.

2. Commodity Charges. Section 7.04 of the NEA Supplementary Contract shall read in its entirety as follows:
7.04(a) The Commodity Charge (CC) per MMBtu shall be equal to the following formula:

CC = BPn -	U.S. $ MHDR x 12

365

Where:
(i) BPn is the Base Price in year n.
(ii) MHDR, the Monthly Heating Demand Rate, is the MDR per MMBtu payable in the month in which deliveries occur.

(iii) The conversion from volume to heating units for the MHDR shall be based on the average heating value of the gas received at the Point of Delivery in the applicable month of deliveries of gas to Buyer. In order that the Base Price used in the formula to calculate the Commodity Charge reflects the actual transportation cost payable by Buyer at the date deliveries commence, Seller shall provide to Buyer evidence demonstrating that the transportation costs included in the formula are reflective of the actual costs of transporting Buyer's gas in said period and that any adjustments, refunds, etc. (other than monthly operational adjustments), that pertain to transportation in said period are taken into account.

(iv) For the avoidance of doubt, the Base Price under this NEA Supplementary Contract for the year 2003 is U.S. $4.1435.
7.04(b) On each subsequent January 1, after 2003, the BP shall be determined in accordance with the following escalation formula:

BPn = BPn - 1 x	NGC n - 1

NGC n - 2

(i) BP n - 1 means the Base Price in effect on the December 31 immediately preceding the January 1 for which the Base Price for year n is being determined.

(ii) NGC n - 1 is the cost of natural gas as determined by calculating the arithmetic average of the monthly gas price published in The Gas Daily Price Guide "Monthly Contract Index" under "Market Centers, Northeast, Transco, zone 6 non-N.Y." published on the fifth business day of each month, for each month during the year prior to the year n for which the price is being determined.

(iii) NGC n - 2 is the cost of natural gas as determined by calculating the arithmetic average of the monthly gas price published in The Gas Daily Price Guide "Monthly Contract Index" under "Market Centers, Northeast, Transco, zone 6 non-N.Y." published on the fifth business day of each month, for each month during the year two years prior to the year n for which the price is being determined.

(iv) In the event the "Market Centers, Northeast, Transco, zone 6 non-N.Y." index is no longer reported or if The Gas Daily Price Guide is no longer published, then Buyer and Seller shall meet as soon as possible after either of the events occur to determine an appropriate replacement for such index or publication. The parties agree that the intent of such a replacement should be to find an indicator of changes in the cost of natural gas purchases in the State of New Jersey.

3. Transfer and Assignment. The following provision shall be inserted after the fourth sentence in Section 14.01 of the NEA Supplementary Contract:

At any time after November 15, 2003, Buyer may also, without Seller's prior consent, assign its rights and obligations hereunder to North Jersey Energy Associates, A Limited Partnership ("NJEA"), provided that such assignment shall not relieve Buyer of the obligation to pay Seller for amounts due hereunder in the event that NJEA fails to pay Seller such amounts. If Buyer effectuates such an assignment, it shall provide written notice thereof to Seller within fifteen days.

4. Appendices. For purposes of the NEA Supplementary Contract, Appendix 1 and 2 of the NEA Base Contract are hereby deleted in their entirety.